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                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


       We have issued our report dated February 21, 1996 accompanying the consolidated financial statements of Southern Mineral Corporation ("Registrant") and Subsidiaries appearing in its Annual Report on Form 10-KSB for the year ended December 31, 1995 which is incorporated by reference in this Registration Statement. We also have issued our report dated January 15, 1996 accompanying the financial statements of Stone & Webster Oil and Gas Operations appearing in Registrant's Form 8-K/A dated December 20, 1995 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.


/s/ Grant Thornton LLP

GRANT THORNTON LLP

Houston, Texas
February 7, 1997